FARMOUT AGREEMENT
                                _________________


     This Agreement, made and entered into this 15th day of November, 2000, by and between Americomm Resources Corporation ("Farmor"), and Empire Petroleum Corporation ("Farmee"), and Nancy Davison Jensen, individually and as Trustee of the Fred S. Jensen Testamentary Trust, Richard H. Bate, A.R. Briggs and Thomas L. Thompson ("JBB&T");

     WITNESSETH:

     WHEREAS, Farmor is the owner of U.S. Federal, State of Wyoming and Fee Lands Oil and Gas Leases covering approximately 100,000 acres of land in Niobrara, Weston and Converse Counties, Wyoming, as more particularly described in the lease schedule attached as Exhibit A hereto and in the map attached as Exhibit B hereto; and

     WHEREAS the net revenue interests owned by Farmor in each of said leases and the expiration dates thereof are as set forth in Exhibit
A; and

     WHEREAS Farmor has drilled no wells on said leases and there is no production therefrom; and

     WHEREAS the lands and leases described in Exhibit A and depicted in Exhibit B are within an area of mutual interest described in Exhibit C attached hereto and defined by the outline shown in Exhibit B hereto and known as the Cheyenne River Prospect; and

     WHEREAS Farmor's interest in the Cheyenne River Prospect is subject to an Agreement dated March 4, 1998 ("Americomm Cheyenne River Prospect Agreement") and an amendment thereto dated April 9, 1998 ("First Amendment to Americomm Cheyenne River Prospect Agreement"), which were entered into by and between Farmor and Fred S. Jensen (now deceased), Richard H. Bate, A.R. Briggs and Thomas L. Thompson ("JBB&T") under the terms of which JBB&T are entitled to an overriding royalty in all oil and gas leases acquired by any party to the Agreement within the Cheyenne River Prospect as specified in paragraph 1E of the Americomm Cheyenne River Prospect Agreement; and

     WHEREAS JBB&T were entitled to receive and did receive a total of 500,000 shares (125,000 shares each) of the common stock of Farmor; and

     WHEREAS Fred S. Jensen was entitled under Paragraph 1E of the Americomm Cheyenne River Prospect Agreement to receive $1 per net acre prospect fee for all leases obtained by any party to the agreements within the Cheyenne River Prospect as a prospect fee which has been paid as to all leases obtained to date but as to leases of land obtained in the future, such prospect fee, as well as the overriding royalty to which Fred S. Jensen was entitled, will be payable to the testamentary devisees of Fred S. Jensen, being Nancy Davison Jensen (1/2) and Nancy Davison Jensen, Trustee Under the Last Will and Testament of Fred S. Jensen, Deceased (1/2) and whereas the Agreement between Farmor and JBB&T contains certain provisions in Paragraphs 6 and 7 thereof which must be modified to conform to the Agreement between Farmor and Farmee and

     WHEREAS, in order to permit Farmee to earn agreed interests in the Cheyenne River Prospect, JBB&T have agreed to modify or waive certain of their rights under said Paragraphs 6 and 7 of the Americomm Cheyenne River Prospect Agreement; and

     WHEREAS, pursuant to an Agreement between Farmor and Lawton Clark dated March 5, 1998, Clark is entitled to receive an overriding royalty interest of 0.5% of 8/8ths as to all leases obtained by any party to the Agreement within the Cheyenne River Prospect, subject to reduction for excess burdens in the same manner as is the overriding royalty interests of JBB&T; and

     WHEREAS Farmor has caused a federal exploratory unit known as the Timber Draw Unit, to be formed, which Unit is pending approval by the Bureau of Land Management, containing approximately 25,000 acres within the Cheyenne River Prospect and the provisions of the Timber Draw Unit Agreement require that a well, as more particularly described in Section 9 of the Unit Agreement, be drilled within the Unit within six months following the approval of the Unit Agreement by the Bureau of Land Management; and

     WHEREAS the parties recognize that such approval and timely drilling of a well within the Timber Draw Unit are essential to hold certain leases owned by Farmor which will otherwise expire, especially United States Oil and Gas Lease WYW-122892 which includes land within the Timber Draw Unit and expires December 31, 2000; and

     WHEREAS all parties have agreed that Farmee will commence drilling of the Initial Earning Well (as hereafter defined) by December 15, 2000, or as soon thereafter as a drilling rig is available; and

     WHEREAS Farmee has agreed to drill one well in the Timber Draw Unit sufficient to validate the Timber Draw Unit so as to earn 50% of Farmor's interest in part of the Cheyenne River Prospect and the parties have further agreed that Farmee shall have the right, at its option, to drill a second well as herein specified to earn 50% of Farmor's interest in the remainder of the Cheyenne River Prospect; and the parties have entered into this Agreement to define their rights and duties in connection with said wells and transfers of ownership;

     NOW THEREFORE, in consideration of the payment of $10 and other good and valuable considerations, receipt of which is acknowledged, and the mutual promises herein contained, the parties agree as follows:

      1. Approval of Timber Draw Unit
         ____________________________
         Farmor agrees that it will use its best efforts to obtain approval of the Timber Draw Unit Agreement by the Bureau of Land Management prior to December 1, 2000.


      2. Initial Earning Well - Validating Timber Draw Unit
         __________________________________________________
         Farmee agrees that it will, at its sole cost, risk and expense, but with the assistance of Farmor, which shall be reimbursed by Farmee for expenses incurred, take all actions necessary to obtain drilling permits and other orders from the United States Bureau of Land Management and the Wyoming Oil and Gas Conservation Commission and will drill a well in the Timber Draw Unit as required by Section 9 of the Timber Draw Unit Agreement at a location approved by Farmor initial Earning Well"). Said well shall be drilled, and if productive in paying quantities, completed for production, within such time and in such manner as to satisfy the requirements of
         Section 9 of the Unit Agreement and validate the Unit. Drilling will commence by December 15, 2000 or as soon thereafter as a drilling rig becomes available.


      3. Unavoidable Delays - Substitute Wells
         _____________________________________
         If, during the drilling of the Initial Earning Well, circumstances arise which prevent the drilling of said Well in such a manner as to comply with Section 9 of the Unit Agreement and Farmee can satisfy the Bureau of Land Management of that fact and obtain appropriate extensions of time and other consents necessary to permit substituted performance to satisfy the requirements of
         Section 9 of the Unit Agreement, Farmee may drill a substitute well or substitute such other performance as may satisfy the Bureau of Land Management; provided, however, that a well with a horizontal borehole at least 2,000 feet in length in the Newcastle and/or Mowry Formations, or such other formation or formations as may be agreed upon by Farmor and Farmee, shall be required for Farmee to earn rights under this Agreement. Because Farmor will be the Unit Operator of the Timber Draw Unit while the Initial Earning Well is being drilled and completed, Farmee will drill the well as a sub-operator, subject to the requirements for indemnity and bonding hereinafter set forth.

      4. Rights Earned by Farmee From Drilling of Initial Earning Well
         _____________________________________________________________
     	   Prior to commencement of drilling of the Initial Earning Well, Farmor will assign to Farmee all of Assignor's operating rights in the oil and gas leases covering a 600 acre area which the parties estimate will comprise the Initial Participating Area under Section 11 of the Timber Draw Unit Agreement if the well is deemed to be a Paying Well, reserving, however, to Farmor, an overriding royalty interest until Payout (as hereinafter defined) equal to the difference between a net revenue interest of 75% and all existing burdens of royalty, overriding royalty and other payments out of production including the overriding royalty interests of JBB&T, Lawton Clark and overriding royalty interests reserved by owners or their predecessors from whom assignment of leases may have been or may be obtained. Such assignment will cover operating rights to all depths.


     	   At Payout, as hereinafter defined, or when the Initial Earning Well is plugged and abandoned, whichever occurs first, the overriding royalty reserved to Farmor shall terminate and Farmee shall reassign to Farmor 100% of the operating rights in the 600 acre drillsite tract previously assigned by Farmor to Farmee. Farmor will thereupon, upon proof that all costs of the Initial Earning Well have been paid and provided that a written request for assignment is delivered to Farmor within six months following the completion or plugging of the Initial Earning Well, assign to Farmee 50% of Farmor's record title interest in and to all oil and gas leases in which Farmor owns an interest within that part of the Cheyenne River Prospect south of a line running East and West along the north boundary of the Timber Draw Unit and extended East and West to the east and west boundaries of the Cheyenne River Prospect as depicted in Exhibit B hereto ("South Block"). This assignment shall extend to and cover record title to all depths and shall be subject to its proportionate share of all existing lease burdens, including royalties, overriding royalties (including those of JBB&T, Lawton Clark and those to which the leases were subject when acquired by Farmor) and payments out of production to which the leases out of which the interests are assigned are subject. "Payout" means the point in time at which Farmee has recovered out of production all costs of site preparation, drilling, completing and operating the well.


      5. North Block Optional Earning Well
         _________________________________
         Farmee shall have no obligation to drill any wells under this Agreement other than the Initial Earning Well, but Farmee shall have the right, at its option, within six months after the release of the drilling rig from the Initial Earning Well, to drill an additional well ("North Block Optional Earning Well") to earn an assignment of 50% of Assignor's interest in the oil and gas leases owned by Farmor in that part of the Cheyenne River Prospect outside the South Block ("North Block"), subject to existing lease burdens. The North Block Optional Earning Well may be drilled at any location in the Cheyenne River Prospect, including the South Block and the Timber Draw Unit, but must be drilled to and depth sufficient to test the Turner or a deeper formation and have a horizontal wellbore in a potentially productive formation at least 2000 feet in length.


     6. Rights Earned by Farmee by Drilling North Block Earning Well
        ____________________________________________________________
        Prior to the commencement of drilling of the North Block Earning Well, Farmor will assign to Farmee all of Farmor's operating rights in the 640 acre tract which the parties estimate will comprise the participating area or expansion (if within the Timber Draw Unit, any enlargement of the Timber Draw Unit or another federal unit) or drilling and spacing unit for the Well, reserving, however, to the Farmor, an overriding royalty interest until Payout (as defined in Section 4 above) equal to the difference between a net revenue interest of 75% and all existing burdens of royalty, overriding royalty and other payments out of production. If the North Block Earning Well is drilled in the South Block, the overriding royalty interest reserved by Farmor shall not be reduced by reason of the ownership interest of the Farmee in the South Block.

        At Payout, as defined in Section 4 above, or plugging and abandonment, whichever occurs first, of the North Block Optional Earning Well, the overriding royalty interest received by Farmor shall terminate and Farmee shall reassign to Farmor 100% of the operating rights in the 640 acre drillsite previously assigned by Farmor to Farmee, and, provided that a written request for assignment is delivered to Farmor within six months following completion or plugging of the North Block Optional Earning Well, and upon proof that all of the costs of the said Well have been paid, Farmor shall assign to Farmee 50% of Farmor's interest in the oil and gas leases in which Farmor owns an interest in the South Block. This assignment shall cover record title to all depths and shall be subject to its proportionate share of all rentals, royalties, overriding royalties and other payments out of production burdening said leases.


     7. Additional Wells
        ________________
        After the Initial Earning Well has been drilled and completed or Plugged and Farmee has received assignment of 50% of Farmor's interest in the South Block, additional wells other than the North Block Optional Earning Well drilled in the South Block shall be drilled by the parties pursuant to the Timber Draw Unit Operating Agreement if drilled in the Timber Draw Unit or any approved enlargement thereof, or if not drilled in the Timber Draw Unit or any approved enlargement thereof or in any other unit which may be formed by the parties in the future, shall be drilled pursuant to an AAPL Form 610 Joint Operating Agreement to be entered into by the Farmor and Farmee when the need arises. The same procedure shall apply to the North Block if Farmee earns an interest therein.
        In the event of any conflict between the Unit Operating Agreement or Joint Operating Agreement and this agreement, this agreement shall prevail.

     8. Operatorship
        ____________
        Farmor shall be the initial Unit Operator of the Timber Draw Unit but at such time as Farmee may have earned and received the assignment to which it will be entitled as a result of drilling the Initial Earning Well, Farmee will succeed Farmor as Unit Operator and will assume all duties as Operator of any well which may be drilled in the South Block. If Farmee should earn and receive assignment of 50% of Farmor's interest in the North Block, Farmee will assume all duties as Operator of any well which may be drilled in the North Block. Upon succeeding Farmor as Unit Operator, Farmee will post the bonds with the Bureau of Land Management and State of Wyoming required for a unit operator so that Farmor's $25,000 cash bond may be replaced.

     9. Area of Mutual Interest - New, Renewal and Extension Leases
        ___________________________________________________________
        By entering into this Agreement, Farmee shall be deemed to have agreed to be bound by the provisions of Paragraphs 1 and 2 of the Americomm Cheyenne River Prospect Agreement as amended. Any oil and gas lease obtained by Farmee covering lands in the Cheyenne River Prospect shall be offered and assigned to Farmor at Farmee's cost and any oil and gas lease obtained by Farmor covering lands in the Cheyenne River Prospect shall be offered to Farmee at Farmor's cost. Farmee shall be deemed to have succeeded to 1/2 of the rights and duties of Farmor under said Paragraph 1E, and Farmee shall have the right to share equally in the working interest in all new, renewal and extension leases covering lands in the Prospect and all such working interests shall be subject to the overriding royalty interests of JBB&T and Lawton Clark.

    10. Prudent Operations - Indemnity - Insurance
        __________________________________________
        Farmee agrees to drill and operate all wells in an efficient and workmanlike manner and in strict compliance with the rules and regulations of the Bureau of Land Management, the Wyoming
        Oil and Gas Conservation Commission, the Wyoming Department of Environmental Quality and all requirements of applicable drilling permits and the relevant oil and gas leases, including any special stipulations attached to such leases.

        Farmee agrees to indemnify and hold harmless Farmor, its officers, directors, employees and shareholders, from any and all loss, damages and claims, including court costs and attorneys fees incurred by or awarded against Farmor, arising out of the acts or omissions of Farmee, its contractors, subcontractors and employees, in carrying out operations in the Cheyenne River Prospect and Farmee and its contractors will at all times carry such insurance and bonds as may be required by the Timber Draw Unit Operating Agreement or any applicable joint operating agreement with a loss payable clause extending coverage to Farmor. Such insurance shall include at least the following minimum coverage:

               A. Workman's compensation insurance in an amount equal
                  to full liability as imposed by the laws of the State of Wyoming.

               B. Employer's liability insurance with a limit of not less than $1 million per occurrence.

               C. Commercial general liability insurance with a single
                  bodily injury or death limit of not less than $1 million per occurrence.

               D. Automobile liability insurance with a limit not less
                  than $1 million per occurrence.

               E. Well control (blowout) insurance in a minimum
                  amount of  $1.5 million.

    11. Preparation for Drilling of Initial Earning Well
        ________________________________________________
        Farmor and Farmee will agree on a drilling block for the Initial Earning Well. It is anticipated that this drilling block will Consist of 600 acres of land in Township 39 North, Range 66 West, 6th P.M., Niobrara County, Wyoming, being the E/2 SE/4, SE/4 NE/4 of Section 9, the SW/4, S/2 NW/4 of Section 10, the NW/4 of
        Section 15 and the E/2 NE/4 of Section 16 in the Timber Draw Unit. Because all of this land is leased to Farmor, no working interest owner other than Farmor will have a right to participate in the drilling of this well.

        With the assistance of Farmor who shall be reimbursed by Farmee for expenses incurred, Farmee will do the following:

        Farmee will have prepared and furnished to Farmor a drilling title opinion covering the lands and leases in the Drilling Block. If the drilling Block agreed upon by Farmor and Farmee is other than as set forth above and contains lands as to which the oil and gas leasehold or unleased mineral interest is owned by others, such owners will be offered an opportunity to participate in the well as required by the Timber Draw Unit Agreement and Unit Operating Agreement.

        Farmee will cause all curative work required by the drilling title opinion to be completed until title to the Drilling Block is acceptable to both Farmor and Farmee. Farmee will obtain and pay for an appropriate surface use agreement and releases of surface damage claims from the owner of the surface where the Initial Earning Well will be spudded, and from the owners of the surface of any land which must be traversed to drill and complete the well not accessible by public roads.

        Farmee will obtain and pay for a drilling water agreement providing for the supply and delivery of water for drilling the Initial Earning Well.

        Farmee will prepare and furnish a copy to Farmor (and other working interest owners within the Drilling Block, if any) of an authorization for expenditure (AFE) for the Initial Earning Well, estimating the cost of drilling and completing the Initial Earning Well, both as a producing well and as a dry hole.

        Farmee will prepare and submit for approval to the Bureau of Land Management (Newcastle, Wyoming Field Office) an Application for Permit to Drill (APD) for the Initial Earning Well.

        Farmee will prepare and submit for approval to the Wyoming Oil and Gas Conservation Commission an application for an order approving an exception well location for the Initial Earning Well (an exception well order is necessary for horizontal wells).

    12. Site Preparation for Initial Earning Well
        _________________________________________
        After approval of the Drilling Permit and exception well application and signature of the Surface Use Agreement, Farmee will cause the location for the Initial Earning Well to be constructed in strict compliance with the requirements of the Drilling Permit and the Surface Use Agreement. Farmee shall be responsible for compliance with all requirements of the Permit and the Surface Use Agreement if the Initial Earning Well is not completed for production and is plugged and abandoned.

    13. Drilling of Initial Earning Well - Waiver of Right to Operate by
        JBB&T
        ________________________________________________________________
        Section 6 of the Americomm Cheyenne River Prospect Agreement provided for JBB&T to carry out the functions of Unit Operator for the drilling and completion of the first well. JBB&T and Farmor waive this requirement but Farmee agrees that if it decides to employ a USA-based drilling supervisor for the well, it will use Directional Petroleum Corporation or another directional drilling supervisor Approved by Farmor and JBB&T. Sections 6 and 7 of the Americomm Cheyenne River Prospect require Farmor to act as Unit Operator.
        Farmor and JBB&T waive this requirement to the extent that Farmee earns working interests under this Agreement, i.e., consent to Farmee becoming Unit Operator or Operator as to any lands in which Farmee owns an interest under this Agreement.

    14. Sharing of Information - Access to Operations and Reports
        _________________________________________________________
        Farmee shall promptly furnish to Farmor , by fax, or by overnight delivery, copies of all reports, records, observations and analyses prepared by Farmee and its contractors, and all run tickets, tank tables and sales receipts for oil and charts and meter readings for gas and receipts for sale of gas and liquids pertaining to the drilling, completion and production from the Initial Earning Well and the North Block Optional Earning Well until the wells reach payout or are plugged and abandoned. During the period of time prior to Payout, Farmee will furnish monthly reports to Farmor showing the Payout status of each earning well. Farmee shall have no power to enter into contracts for sale or forward sales of production without the consent of Farmor. Farmor and its officers, employees, contractors and consultants, including all individuals of JBB&T, shall at any time and all times have access to the drilling and completion facilities for these wells while drilling and completion operations are underway. In particular, Thomas L. Thompson, a member of JBB&T and Farmor's consulting geologist, shall have full access and be kept fully informed while such operations are ongoing. Farmor and all of the individual members of JBB&T agree to keep all information which they receive or learn concerning the drilling and completion of and production from the Initial Earning Well and the North Block Optional Earning Well strictly confidential until and unless authorized by Farmee in writing to release or disclose the same to anyone. As to wells and operations other than for the Initial Earning Well and North Block Optional Earning Well, the right to access and reports shall be as set forth in the Unit Operating Agreement for the Timber Draw
        Unit or other appropriate unit or the Joint Operating Agreement for wells not in a unit.

   	15. Area of Mutual Interest - Preferential Purchase Rights - Limitations on Assignment
        ________________________________________________________
        All of the parties to the Agreement shall be bound by the provisions of Paragraphs 1E and 2 of the Americomm Cheyenne River Prospect Agreement. Prior to Farmee earning all rights which it can earn under this Agreement, Farmor shall have the right to assign all or a part of its rights under this Agreement as to all of the Cheyenne River Prospect or as to the North Block or the South Block, but not as to any smaller tract. Farmee shall have the right to assign its rights in this Agreement to no more than three other persons or entities who must have previously engaged in oil and gas exploration. If Farmee's interest in this Agreement shall become owned by more than four persons or entities, such persons or entities will be required to appoint a trustee to represent them and Farmor shall be entitled to deal exclusively with such trustee who will be deemed to have been irrevocably appointed by such owners as their attorney in fact with regard to all of their rights in this Agreement. Nothing in this Section shall be deemed a limitation on the right of any owner of any interest in an oil and gas lease which is the subject of this Agreement to assign all or part of its interests therein. Such limitations and preferential purchase rights, if any, will be contained in the Unit Operating Agreements and Joint Operating Agreements which may be entered into among the owners of interests in the Cheyenne River Prospect.

    16. Annual Lease Rentals
        ____________________
        Farmee agrees that it will, within thirty days following the date of this Agreement, reimburse Farmor for all annual and delay rentals which Farmor has paid covering leases in the Cheyenne River Prospect beginning with rentals which are due November 1, 2000. Thereafter, Farmee will, each month, reimburse Farmor for rentals paid in that month. Such reimbursements shall continue until the following events shall have occurred:


               a. As to the South Block, until Farmee has earned
                  its 50% interest therein. Thereafter, the parties shall each be responsible for 50% of the rentals on leases covering lands in the South Block.

               b. As to the North Block, until Farmee has earned its
                  50% interest therein or until Farmee delivers to Farmor a release of its rights to earn interest therein, whichever occurs first. If Farmee earns assignment of a 50% interest in the North Block, the parties shall thereafter each be responsible for 50% of the rentals on leases covering lands in the North Block.


        Until such time as Farmee earns assignment of 50% of Farmor's rights in the entire Cheyenne River Prospect, Farmor will pay annual and delay rentals and shut-in gas royalty as to all leases in the Prospect and Farmee will promptly reimburse Farmor as provided above. Farmee will notify Farmor within seven days of shutting in any well. the parties agree, however, that Farmor shall have no liability of any kind or nature whatsoever for the loss of any lease or leases, whether through failure to pay rentals or shut-in gas royalties, or for any other reason, even if such a lease is producing or has on it a well capable of production. At such time as Farmor earns assignment of 50% of Farmor's rights in the entire Prospect, Farmee will become responsible for payment of rentals and shut-in gas royalty, subject to reimbursement by Farmor of its proportionate share.

    17. No Warranties
        _____________
        Farmor makes no warranties of any kind or nature whatsoever to Farmee concerning any matter, including title to oil and gas leases and rights to drill wells and make use of the surface of the lands covered by Farmor's oil and gas leases.

    18. Well Takeover
        _____________
        Farmor shall have the right, at its option, to purchase at the salvage value of casing and equipment, any well drilled and/or completed by Farmee in the Cheyenne River Prospect which Farmee desires to plug and abandon. Said option shall continue for 48 hours following receipt by Farmor of a notice from Farmee stating its intent to plug and abandon a well, which notice shall include an inventory of the casing and equipment and the Farmee's estimate of its salvage value. Upon receipt of an assignment of Farmee's interest in the well, Farmor shall assume all obligations to plug and abandon and reclaim the drillsite of any well which it elects to take over.

    19. Notices
        _______
        All notices authorized or required between the parties by any Provision Of this Agreement shall be given, if feasible, by facsimile transmission, confirmed forthwith by mail or overnight delivery, addressed as follows:

           If to Farmor:        Americomm Resources Corporation
                                First Place Tower
                                15 East 5th Street, Suite 4000
                                Tulsa, Oklahoma 74103-5109

                                Fax: (918) 587-1883


           If to Farmee:        Tom Jacobsen
                                700, 703 6th Ave. S.W.
                                Calgary, Canada T2P OT9

                                Fax: (403) 261-2704


                            Cc: Richard H. Bate, Attorney at Law
                                The Windsor
                                1777 Larimer Street , Suite 910
                                Denver, Colorado 80202-1544

                                Fax: (303) 620-9340

    20. No Partnership
        ______________
        It is understood that this Agreement is not intended to create a partnership or joint venture between any of the parties hereto, and the provisions of this Agreement shall not be construed as creating such a relationship. For US Federal Income Tax purposes, each of the parties hereto elect to be excluded from the application of all provisions of Subchapter K of the Internal Revenue Code as permitted and authorized by Section 761 of said Code and the regulations promulgated hereunder. Nothing in this Section, however, shall be deemed to prevent the Farmor and Farmee from entering into a partnership for US Federal Income Tax purposes by a separate instrument, should they deem it advisable to do so.

    21. Audits
        ______
        Farmor shall have the right, at its expense and at any reasonable time, to audit Farmee's accounts, contracts, books and records for the purpose of ascertaining the amount of production and sales and the cost of drilling, production and processing production of oil, gas and liquids from any wells in the Cheyenne River Prospect.

    22. Location for the Fred S. Jensen #1H Well
        ________________________________________
        Farmor has built a location for the Fred S. Jensen #1H Well
        (formerly known as the Timber Draw Unit #1H Well) in the
        NE/4 SW/4 of Section 8, Township 39 North, Range 65 West,
        6th P.M., Niobrara County, Wyoming at a cost of approximately $25,000. If this location is used in the future by the parties for a well, Farmee will reimburse Farmor for 50% of these costs, or if used as an earning well hereunder, 100% of those costs.

    23. Sale of  375,000 Shares of Farmor's Stock
        _________________________________________
        As part of the consideration for this Agreement, Farmor is selling to Farmee 375,000 shares of its common stock for $.40 per share or a total of $150,000 US pursuant to the terms of a Common Stock Purchase Agreement between Farmor and purchaser. These shares will be unregistered and restricted and the purchaser shall have such rights to register these shares as are set forth in the Common Stock Purchaser Agreement.

    24. Amendments to Agreement
        _______________________
        This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, superceding all negotiations, prior discussions and prior agreements and understandings as relating to the subject matter hereof.

    25. Counterpart Execution
        _____________________
        This instrument may be executed in counterparts and delivered by Facsimile transmission with the same effect as if all parties had executed and delivered the same instrument in the presence of each other.

     IN WITNESS WHEREOF, the parties have hereunto caused their signatures to be affixed effective the day and year first above written.


                                    Americomm Resources Corporation



                                    _____________________________________
                                    By: Albert E. Whitehead, Chairman
                                    Farmor



                                    Empire Petroleum Corporation



                                    _____________________________________
                                    By:
                                    Farmee




                                    _____________________________________
                                    /s/Nancy Davison Jensen




                                    _____________________________________
                                    /s/Nancy Davison Jensen,
                                    Trustee of the Fred S. Jensen
                                    Testamentary Trust



                                    ____________________________________
                                    /s/Richard H. Bate



                                    _____________________________________
                                    /s/A.R. Briggs


                                    ____________________________________
                                    /s/Thomas L. Thompson